Exhibit 10.2

SEPARATION AND RELEASE OF CLAIMS AGREEMENT

This Separation and Release of Claims Agreement (the “Agreement”) is made by and between Aileron Therapeutics, Inc. (the “Company”) and Joseph A. Yanchik III (“Executive”) (together, the “Parties”).

WHEREAS, the Company and Executive are parties to the Aileron Therapeutics, Inc. Employment Agreement dated as of March 1, 2008 (the “Employment Agreement”);

WHEREAS, the Parties mutually have agreed to establish terms for Executive’s separation from employment with the Company, including, without limitation, Executive’s resignation, effective as of May 15, 2018 (the “Separation Date”), from employment with the Company, and from his positions as President and Chief Executive Officer of the Company, and from any and all other positions he held as an officer of the Company and/or as a member of the Board of Directors of the Company (the “Board”); and

WHEREAS, the Parties agree that the payments, benefits and rights set forth in this Agreement shall be the exclusive payments, benefits and rights due to Executive, and the Parties acknowledge and agree that Executive is not eligible to receive any other payments or benefits as a result of his resignation from the Company, including, without limitation, pursuant to the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.

Accrued Obligations – The Parties agree that Executive is entitled to receive, in accordance with the Company’s regular payroll practices, all unpaid base salary earned through the Separation Date, including any amounts for accrued unused vacation time to which Executive is entitled through such date in accordance with Company policy, and reimbursement of any properly incurred unreimbursed business expenses incurred through the Separation Date (together, the “Accrued Obligations”). As of the Separation Date, all salary payments from the Company ceased and any benefits Executive had as of the Separation Date under Company-provided benefit plans, programs, or practices terminated, except as required by federal or state law or as otherwise specifically set forth in this Agreement.

2.

Separation Benefits – Provided that Executive: (i) has, effective as of the Separation Date, resigned from employment with the Company, and from his positions as President and Chief Executive Officer of the Company, and from any and all other positions he held as an officer of the Company and/or as a member of the Board, (ii) signs and returns this Agreement no earlier than the Separation Date but no later than June 1, 2018, and (iii) does not revoke his agreement as set forth in Section 14 below, the Company will provide Executive with the following separation benefits (the “Separation Benefits”):

a.

Severance Pay – Commencing on the Company’s first regularly scheduled payroll date that follows the Agreement Effective Date (as defined below) (the “Payment Commencement Date”) and continuing for a twelve (12) month period thereafter (the “Severance Period”), Executive will receive salary continuation payments, in equal installments in accordance with the Company’s regular payroll practices, in an aggregate amount equal to one (1) year of Executive’s base salary as of the Separation Date (“Salary Continuation”).  The Salary Continuation payments will be subject to all applicable taxes and withholdings.

b.

Group Health Insurance – Should Executive be eligible for and timely elect to continue receiving group health and/or dental insurance coverage under the law known as COBRA, the Company shall, continuing until the earlier of (x) the expiration of the Severance Period, and (y) the date on which Executive becomes eligible to receive group health insurance coverage through another employer (as applicable, the “COBRA Contribution Period”), pay on Executive’s behalf the portion of the monthly premiums for such coverage that it pays for active and similarly situated employees receiving the same type of coverage.  The balance of such premiums during the COBRA Contribution Period, and all premium costs thereafter, shall be paid by Executive on a monthly basis during the elected period of health insurance coverage under COBRA for as long as, and to the extent that, he remains eligible for and elects to remain enrolled in COBRA continuation coverage. Executive agrees that, should he become eligible during the Severance Period to receive group health insurance coverage through another employer, he immediately shall notify the Company in writing of the date of eligibility for such coverage.

c.

Accelerated Vesting of Stock Options – Effective as of the Agreement Effective Date, and notwithstanding the terms of the Company’s 2006 Stock Incentive Plan, 2016 Stock Incentive Plan or 2017 Stock Incentive Plan, or the stock option agreements between Executive and the Company in connection therewith dated June 18, 2015 for 329,334 shares of common stock (the “2015 Option”), March 2, 2017 for 159,001  shares  of common stock (the “March 2017 Option”) and July 25, 2017 for 157,449 shares of common stock (the “July 2017 Option”), the Company will accelerate the vesting of: (i) the 2015 Option, such that the number of shares vested as of the Agreement Effective Date will be 274,445, (ii) the March 2017 Option, such that the number of shares vested as of the Agreement Effective Date will be 66,250 and (iii) the July 2017 Option, such that the number of shares vested as of the Agreement Effective Date will be 49,202 (all such accelerated options, collectively, the “ Accelerated Options”). The Accelerated Options will remain exercisable with respect to shares that would have vested as of the Separation Date in the absence of this Section 2(c), and will also be deemed exercisable with respect to any additional shares vested pursuant to this Section 2(c), for the period set forth in Section 2(d) below.

d.

Extended Option Exercise Period – Effective as of the Agreement Effective Date, the Company will extend, until such date that is twenty-four (24) months following the Separation Date, the exercise period for all outstanding options to purchase shares of the Company's common stock in which Executive has vested, including pursuant to Section 2(c) above. Executive understands that options subject to this extended exercise period shall cease to be treated for tax purposes as an incentive stock option.

e.

Bonus Eligibility – The Company agrees that Executive will be eligible for a performance-based bonus of up to $87,166 based on the Company’s achievement of performance milestones agreed to by the Company and Executive for 2018 at the March 2018 Board of Directors meeting, as determined by the Board in its sole discretion.

Other than the Separation Benefits and Accrued Obligations, Executive will not be eligible for, nor shall he have a right to receive, any payments or benefits from the Company following the Separation Date.

It is intended that each installment of the separation payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Internal

Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”).  Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

3.

Release of Claims – In exchange for the consideration set forth in this Agreement, which Executive acknowledges he would not otherwise be entitled to receive, Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Executive ever had or now has against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to Executive’s employment with, separation from, and/or ownership of securities of the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act, Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, and the Employee Retirement Income Security Act, all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq. (Massachusetts law regarding payment of wages and overtime), the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to the Employment Agreement); all claims to any non-vested ownership interest in the Company, contractual or otherwise (except as, and only to the extent, explicitly set forth in Section 2(d) above); all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of Executive’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that this release of claims shall not (i) prevent Executive from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that Executive acknowledges that he may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and Executive further waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding), (ii) deprive Executive of any accrued benefits to which Executive has, as of the Separation Date, acquired a vested right under any employee benefit plan or policy or stock plan, or any health care continuation to the extent required by applicable law; or (iii) deprive Executive of any rights Executive may have to be indemnified by the Company as provided in any agreement between the Company and Executive or pursuant to the Company’s Certificate of Incorporation or by-laws or under any applicable directors’ and officers’ liability insurance policy maintained by the Company; provided, however, that nothing herein shall be construed as an acknowledgment or guaranty by the Company that Executive has any such rights to indemnification, nor does this Agreement create any additional rights for Executive to indemnification.

4.

Continuing Obligations – Executive acknowledges and reaffirms Executive’s obligation to keep confidential and not to use or disclose any and all non-public information concerning the Company that Executive acquired during the course of Executive’s employment with the Company, including any non-public information concerning the Company’s business affairs, business prospects, and financial condition, except as otherwise permitted by Section 8 below.  Further, Executive acknowledges and reaffirms all of Executive’s continuing obligations to the Company as set forth in the Confidentiality and Inventions Agreement that Executive previously executed for the benefit of the Company on December 22, 2006, and reaffirmed in connection with the Employment Agreement (the “Restrictive Covenants Agreement”), which remain in full force and effect, and which survive Executive’s separation from the Company.

5.

Non-Disparagement – Executive understands and agrees that, except as otherwise permitted by Section 8 below, Executive will not, in public or private, make any false, disparaging, negative, critical, adverse, derogatory or defamatory statements, whether orally or in writing, including online or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client or customer of the Company, regarding the Company or any of the other Released Parties, or regarding the Company’s business affairs, business prospects, or financial condition. The Company agrees to direct its Board members and its named executive officers (as determined pursuant to Item 402(a)(3) of Regulation S-K) to not, in public or private, make any false, disparaging, negative, critical, adverse, derogatory or defamatory statements, whether orally or in writing, including online  or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client or customer of the Company, regarding Executive; provided, however, that nothing in this Section 5 shall be construed as requiring the restriction or limitation of such Board members or named executive officers from disclosing events or circumstances in such manner as they or the Company deem necessary to comply with or satisfy their or the Company’s disclosure, reporting or other obligations under applicable law.

6.

Return of Company Property; Personal E-mail Management – Executive confirms that he has returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software, printers, flash drives and other storage devices, wireless handheld devices, cellular phones, tablets, etc.), Company identification, and any other Company owned property in his possession or control, and that he has left intact all, and has otherwise not destroyed, deleted, or made inaccessible to the Company any, electronic Company documents, including, but not limited to, those that he developed or helped to develop during his employment, and that he has not (a) retained any copies in any form or media; (b) maintained access to any copies in any form, media, or location; (c) stored any copies in any physical or electronic locations that are not readily accessible or not known to the Company or that remain accessible to him; or (d) sent, given, or made accessible any copies to any persons or entities that the Company has not authorized to receive such electronic or hard copies; provided, however, that the Company agrees that Executive may retain the two computers provided to him by the Company, provided that he delivers such computers to the Company so that the Company may delete or confirm the deletion of all Company information contained thereon. Executive further confirms that he has cancelled all accounts for his benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone accounts, and computer accounts.  The Company agrees that it will reasonably cooperate with Executive to delete from Executive’s Company e-mail account personal e-mails, including e-mails that include personal information about Executive’s family members.  Although e-mails sent to Executive after the Separation Date will be redirected to the Company’s Chief Financial Officer, the Company agrees, for a one-month period following the Separation Date, to put in place a “bounce back” message advising senders of the personal e-mail address at which Executive may be reached for matters not pertaining to the Company.

7.

Confidentiality – Executive understands and agrees that, except as otherwise permitted by Section 8 below, the contents of the negotiations and discussions resulting in this Agreement shall be maintained as confidential by Executive and shall not be disclosed except as otherwise agreed to in writing by the Company and except for disclosure to his immediate family and legal, financial and tax advisors, in each case on the condition that any individuals so informed must hold the above information in strict confidence.

8.

Scope of Disclosure Restrictions – Nothing in this Agreement or elsewhere prohibits Executive from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings.  Executive is not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information Executive obtained through a communication that was subject to the attorney-client privilege.  Further, notwithstanding Executive’s confidentiality and nondisclosure obligations, Executive is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

9.

Cooperation – Executive agrees that, to the extent permitted by law and subject to his reasonable availability, he shall: (i) during the Severance Period, make himself reasonably available to the Company on an as-needed basis in connection with assisting with the orderly transfer of his work to other employees,  following reasonable notice by the Company and without receiving any compensation in addition to the Severance Benefits (it being acknowledged by Executive that a condition of the Company’s provision of the Separation Benefits described above is his provision of such assistance), and (ii) reasonably cooperate in any dispute (including, without limitation, litigation or administrative action) involving the Company that relates in any way to Executive’s activities while employed by the Company. Executive’s reasonable cooperation in connection with subsection (ii) hereunder shall include, but not be limited to, being available to meet with the Company’s counsel, at reasonable times and locations designated by the Company, to investigate or prepare the Company’s claims or defenses, to prepare for trial or discovery or an administrative hearing, mediation, arbitration or other proceeding, to provide any relevant information in his possession, and to act as a witness when requested by the Company. The Company will reimburse Executive for all reasonable and documented out of pocket costs that he incurs to comply with this Section. Executive further agrees that, to the extent permitted by law, he will notify the Company promptly in the event that he is served with a subpoena (other than a subpoena issued by a government agency), or in the event that he is asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company.

10.

Amendment and Waiver – This Agreement shall be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties.  This Agreement is binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors/administrators/personal representatives, and successors.  No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

11.

Validity – Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

12.

Nature of Agreement – Both Parties understand and agree that this Agreement is a separation agreement and does not constitute an admission of liability or wrongdoing on the part of the Company or Executive.

13.

Business Expenses; Final Compensation – Executive acknowledges that he has been reimbursed by the Company for all business expenses incurred in conjunction with the performance of his employment and that no other reimbursements are owed to him.  Executive further acknowledges that he has received all compensation due to him from the Company, including, but not limited to, all wages, bonuses and accrued, unused vacation time, and that he is not eligible or entitled to receive any additional payments or consideration from the Company beyond that provided for in Section 2.

14.

Time for Consideration and Revocation – Executive acknowledges that he was initially presented with this Agreement on May 10, 2018 (the “Receipt Date”).  Executive understands that this Agreement shall be of no force or effect unless he (a) signs and returns this Agreement on or before June 1, 2018, and (b) does not change his mind and revoke his agreement in writing during the seven (7) day period after he has signed the Agreement (the “Revocation Period”). If Executive does not so revoke his agreement, this Agreement shall become effective and enforceable on the date following the expiration of the Revocation Period (the “Agreement Effective Date”).

15.

Acknowledgments – Executive acknowledges that he has been given at least twenty-one (21) days from the Receipt Date to consider this Agreement (the “Consideration Period”) and that the Company is hereby advising him to consult with an attorney of his own choosing prior to signing this Agreement. Executive further acknowledges and agrees that any changes made to this Agreement following his initial receipt of this Agreement on the Receipt Date, whether material or immaterial, shall not re-start or affect in any manner the Consideration Period. Executive understands that he may revoke this Agreement for a period of seven (7) days after he signs it by notifying the Company in writing, and that this Agreement shall not be effective or enforceable until the expiration of the seven (7) day revocation period.  Executive understands and agrees that by entering into this Agreement he is waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled.
16.

Voluntary Assent – Executive affirms that no other promises or agreements of any kind have been made to or with Executive by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement.  Executive further affirms that he was advised to consult with counsel of his own choosing prior to accepting this Agreement. Executive states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

17.

Governing Law – This Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. Executive hereby irrevocably submits to and acknowledges and recognizes the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in the Commonwealth of Massachusetts (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.

18.

Entire Agreement – This Agreement contains and constitutes the entire understanding and agreement between the Parties hereto with respect to Executive’s separation from the Company, separation benefits and the settlement of claims against the Company, and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith; provided, however, that nothing in this Section 18 supersedes Section 4 above or the Restrictive Covenants Agreement referenced therein; and provided further that except as amended hereby, the stock options held by Executive shall remain in full force and effect in accordance with their terms.

19.

Tax Acknowledgement – In connection with the Separation Benefits provided to Executive pursuant to this Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and Executive shall be responsible for all applicable taxes owed by him with respect to such Separation Benefits under applicable law. Executive acknowledges that he is not relying upon the advice or representation of the Company with respect to the tax treatment of any of the Separation Benefits set forth in this Agreement.  Executive further acknowledges and agrees that the Company is not making any representations or warranties to him and shall have no liability to him or any other person if any provisions of or payments and benefits provided under this Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy an exemption from, or the conditions of, that section.

20.

Counterparts – This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.  Facsimile and PDF signatures shall be deemed to be of equal force and effect as originals.

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Exhibit 10.2

IN WITNESS WHEREOF, the Parties have set their hands and seals to this Agreement as of the date(s) written below.

AILERON THERAPEUTICS, INC.

By:       /s/ Jeff BaileyDate: May 15, 2018

Name:Jeff Bailey

Title:Chairman of the Board of Directors

EXECUTIVE

  /s/ Joseph A. Yanchik III                Date: May 15, 2018
Joseph A. Yanchik III